Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Pinstripes Holdings, Inc. for the registration of:
-Primary offering of up to 23,985,000 shares of Class A common stock
-Secondary offering of up to 37,158,683 shares of Class A common stock
-Up to 11,910,000 Private Placement Warrants
and to the incorporation by reference therein of our report dated September 6, 2023 (except for the effect of reverse recapitalization discussed in Note 3, as to which the date is April 1, 2024), with respect to the consolidated financial statements of Pinstripes Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended April 28, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
February 4, 2025